EXHIBIT 4.15
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                                AUCTION AGREEMENT

                             Dated __________, 2002

                                     between



                         U.S. BANK NATIONAL ASSOCIATION,
                                   as Trustee

                                       and



                             BANKERS TRUST COMPANY,
                                as Auction Agent

                                   relating to

                                   $60,000,000
                       Chugach Electric Association, Inc.
                        New Bonds, 2002 Series B Due 2012
                               Auction Rate Bonds









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

                               TABLE OF CONTENTS
                                                                                                              Page
Section 1.        Definitions and Rules of Construction..........................................................1

         1.1      Terms Defined by Reference to the Eleventh Supplemental Indenture..............................1

         1.2      Terms Defined Herein...........................................................................1

         1.3      Rules of Construction..........................................................................2

Section 2.        Auction........................................................................................3

         2.1      Purpose; Appointment; Incorporation by Reference of Auction Procedures and Settlement
                  Procedures.....................................................................................3

         2.2      Preparation for each Auction; Maintenance of Registry of Beneficial Owners.....................3

         2.3      Auction Schedule...............................................................................5

         2.4      Notice of Auction Results......................................................................6

         2.5      Notices to Existing Owners.....................................................................6

         2.6      Broker-Dealers.................................................................................6

         2.7      Ownership of 2002 Series B Bonds...............................................................6

         2.8      Access to and Maintenance of Auction Records...................................................6

Section 3.        The Auction Agent..............................................................................7

         3.1      Duties and Responsibilities of the Auction Agent...............................................7

         3.2      Rights of the Auction Agent....................................................................8

         3.3      Auction Agent's Disclaimer.....................................................................9

         3.4      Compensation, Expenses and Indemnification of the Auction Agent................................9

         3.5      Broker-Dealer Fee..............................................................................9

Section 4.        Representations and Warranties of the Trustee.................................................11

Section 5.        Miscellaneous.................................................................................11

         5.1      Term of Agreement.............................................................................11

         5.2      Communications................................................................................12

         5.3      Entire Agreement..............................................................................13

         5.4      Benefits; Successors and Assigns..............................................................13

         5.5      Amendment, Waiver.............................................................................13

         5.6      Severability..................................................................................13

         5.7      Execution in Counterparts.....................................................................13

         5.8      Governing Law.................................................................................13

         5.9      Ratings.......................................................................................13

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

                                AUCTION AGREEMENT

         THIS AUCTION AGREEMENT, dated __________, 2002 (the "Auction Agreement"), between BANKERS TRUST COMPANY, a New York banking corporation, as Auction Agent (the "Auction Agent"), and U.S. Bank National Association (the "Trustee");

                                   WITNESSETH

         WHEREAS, concurrently with the execution and delivery of this Auction Agreement, the Chugach Electric Association, Inc. (the "Company") is issuing $60,000,000 in aggregate principal amount of its Chugach Electric Association, Inc., New Bonds, 2002 Series B Due 2012 (the "2002 Series B Bonds" or "Auction Rate Bonds") pursuant to the Eleventh Supplemental Indenture of Trust, dated as of __________, 2002 (the "Eleventh Supplemental Indenture");

         WHEREAS, the Trustee is entering into this Auction Agreement as agent for the Bond Owners pursuant to the Eleventh Supplemental Indenture; and

         WHEREAS, the Auction Agent is to perform certain duties set forth herein;

         NOW, THEREFORE, the Trustee and the Auction Agent hereby agree as follows:

Section 1.  Definitions and Rules of Construction

1.1 Terms Defined by Reference to the Eleventh Supplemental Indenture. Capitalized terms not defined herein shall have the respective meanings specified in the Eleventh Supplemental Indenture, including the Auction Procedures Description.

1.2 Terms Defined Herein. As used herein and in the exhibits hereto, the following terms shall have the following meanings, unless the context otherwise requires:

         (a) "Auction Agent Fee" has the meaning set forth in Section 3.4(a) hereof.

         (b) "Auction Procedures Description" shall mean the Auction Procedures Description attached as Exhibit A of Appendix 2 of the Eleventh Supplemental Indenture.

         (c) "Auction Rate Bond Register" is defined in Section 2.2(c) hereof.

         (d) "Authorized Officer" shall mean (i) in the case of the Auction Agent, each Senior Vice President, Vice President, Assistant Vice President, and Associate of the Auction Agent assigned to its Corporate Trust & Agency Services Department and every other officer or employee of the Auction Agent designated an "Authorized Officer" for purposes hereof in a written communication delivered to the Trustee, (ii) in the case of the Company, its General Manager and every other officer or employee of the Company designated an "Authorized Officer" for purposes hereof in a written communication delivered to the Trustee, and (iii) in the case of the Trustee, every officer or employee of the Trustee designated as an "Authorized Officer" for purposes hereof in a written communication delivered to the Auction Agent.

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

         (e) "Broker-Dealer Agreement" shall mean each agreement among the Auction Agent, the Company and a Broker-Dealer substantially in the form attached hereto as EXHIBIT A.

         (f) "Closing Date" shall mean the date of the delivery of the 2002 Series B Bonds to the initial Holders thereof.

         (g) "Company" shall mean Chugach Electric Association, Inc., an Alaska electric cooperative.

         (h) "Existing Owner" shall mean the owner of any beneficial interest in any 2002 Series B Bonds as shown on the Auction Rate Bond Register.

         (i) "Fee Payment Date" shall mean the first Interest Payment Date after the Closing Date, each anniversary thereof and the date of the termination of this Auction Agreement.

         (j) "Person" shall mean an individual, a corporation, a partnership, an association, a trust or any entity or organization, including a government or political subdivision or an agency or an instrumentality thereof.

         (k) "Settlement Procedures" shall mean the Settlement Procedures attached hereto as EXHIBIT B.

1.3 Rules of Construction. Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Auction Agreement.

         (a) Words importing the singular number shall include the plural number and vice versa.

         (b) The captions and headings herein are solely for the convenience of reference and shall not constitute a part of this Auction Agreement nor shall they affect its meaning, construction or effect.

         (c) The words "hereof," "herein" and other words of similar import refer to this Auction Agreement as a whole.

         (d) All references herein to a particular time of day shall be to New York City time.

         (e) Each reference to the purchase, sale or holding of "Auction Rate Bonds" or "2002 Series B Bonds" shall refer to beneficial ownership interests in Auction Rate Bonds in an Auction Rate Period unless the context clearly requires otherwise.
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

Section 2. Auction.

2.1 Purpose; Appointment; Incorporation by Reference of Auction Procedures and Settlement Procedures.


         (a) The Eleventh Supplemental Indenture provides that the interest rate on the 2002 Series B Bonds for each Auction Period shall be the Auction Rate which shall be, except as otherwise provided therein, the rate per annum that the Auction Agent determines to have resulted from the implementation of the Auction Procedures.

         (b) At the direction of the Company, the Trustee hereby appoints Bankers Trust Company to act as Auction Agent. Bankers Trust Company hereby accepts such appointment and agrees to perform, during the term of such appointment, the Auction Procedures, Settlement Procedures and other duties herein, in each Broker-Dealer Agreement and in the Eleventh Supplemental Indenture specified to be performed by the Auction Agent.

         (c) The Auction Procedures and other provisions contained in the Eleventh Supplemental Indenture are hereby incorporated herein by reference in their entirety, and shall be deemed to be a part hereof to the same extent as if such provisions were expressly set forth herein.

2.2 Preparation for each Auction; Maintenance of Registry of Beneficial Owners.

         (a) Not later than seven days prior to any Auction Date for which any change in Broker-Dealers is to be effective, the Trustee shall notify or cause to be notified the Auction Agent and the Company in writing of such change and, if such change is the addition of a Broker Dealer, the Company shall cause to be delivered to the Auction Agent, for execution by the Auction Agent pursuant to
Section 2.6(a) hereof, a Broker-Dealer Agreement manually signed by such Broker-Dealer. The Auction Agent shall be entitled to assume that there has been no change in Broker-Dealers unless and until it has received such notification from an Authorized Officer of the Trustee.

         (b) (i) On each Auction Date, the Auction Agent shall determine the Maximum Auction Rate, the Minimum Auction Rate and the Index. For this purpose the prevailing ratings of the 2002 Series B Bonds, as of the Closing Date is ____ and the Auction Mode Multiple is _____%. Thereafter, if there shall have been a change in the prevailing rating of the 2002 Series B Bonds, the Company shall supply by facsimile transmission, prior to 9:00 a.m. on the first Auction Date following such change, the new prevailing rating of the 2002 Series B Bonds and the Auction Mode Multiple. The Auction Agent may conclusively rely upon such information so obtained and shall be entitled to assume that there has been no change in the prevailing rating of the 2002 Series B Bonds and the Auction Mode Multiple unless it has been so notified by an Authorized Officer of the Company to the contrary. Not later than 9:30 a.m. on each Auction Date, the Auction Agent shall notify the Trustee and the Broker-Dealers by telephone (confirmed to the Trustee in writing or by facsimile transmission after the Auction) or other electronic communication acceptable to the parties of the Default Rate, Maximum Auction Rate, the Minimum Auction Rate and the Index.

         (ii) Upon the occurrence of an Event of Default consisting of the failure to pay principal, premium or interest when due on any 2002 Series B Bond, the Trustee shall forthwith notify the Auction Agent of the same and upon receipt of such notice, the Auction Procedures shall be suspended commencing on the date of the Auction Agent's receipt of notice of such Event of Default from


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the Trustee, and the interest rate on the 2002 Series B Bonds for each Auction
Period commencing after the occurrence and during the continuance of such Event of Default to and including the Auction Period, if any, during which such Event of Default is cured will equal the Default Rate as determined by the Trustee on the first day of each such Auction Period as provided in the Eleventh Supplemental Indenture. If such Event of Default is later cured or waived, the Trustee shall forthwith notify the Auction Agent of the same. The Auction Procedures shall resume two Business Days after the Auction Agent receives such notice of cure or waiver with the next Auction to occur on the next regularly scheduled Auction Date occurring after such cure or waiver.

         (c) (i) The Auction Agent shall maintain a registry of the beneficial owners of 2002 Series B Bonds (the "Auction Rate Bond Register") who shall constitute Existing Owners for purposes of Auctions and shall indicate thereon the identity of the respective Broker-Dealer of each Existing Owner, if any, on whose behalf such Broker-Dealer submitted the most recent Order in any Auction which resulted in such Existing Owner continuing to hold or purchase such 2002 Series B Bonds. The Auction Agent shall keep such registry current and accurate based on the information supplied to it. Each Broker-Dealer is required under the Broker-Dealer Agreement to which it is a party to deliver to the Auction Agent on the Closing Date a list of the initial Existing Owners that purchased such 2002 Series B Bonds through such Broker-Dealer. The Auction Agent may conclusively rely upon, as evidence of the identities of the Existing Owners, the following: such lists; the results of Auctions; notices from DTC regarding the results of redemptions or mandatory tenders; notices from any Existing Owner, the Agent Member of any Existing Owner or the Broker-Dealer of any Existing Owner with respect to such Existing Owner's transfer of 2002 Series B Bonds to another Person; and the Auction Agent shall be fully protected in so relying.

         (ii) The Trustee shall notify the Auction Agent in writing of any partial redemption or mandatory tender. In the event the Auction Agent receives such notice of any partial redemption or mandatory tender of the 2002 Series B Bonds, the Auction Agent shall promptly request DTC to notify the Auction Agent of the Agent Members whose 2002 Series B Bonds have been called for redemption or mandatory tender and the person or department at such Agent Member to contact regarding such redemption or mandatory tender. Within two Business Days after the Auction Agent's receipt of such information, the Auction Agent shall request each such Agent Member to disclose to the Auction Agent (upon selection by such Agent Member of the Existing Owners whose 2002 Series B Bonds are to be redeemed) the principal amount of 2002 Series B Bonds of each such Existing Owner, if any, which are subject to such redemption or mandatory tender, provided the Auction Agent shall have been furnished with the name and telephone number of a person or department at such Agent Member from which it is to request such information. In the absence of receiving any such information with respect to an Existing Owner from such Existing Owner's Agent Member (or otherwise), the Auction Agent may continue to treat such Existing Owner as the beneficial owner of the principal amount of 2002 Series B Bonds shown in the Auction Rate Bond Register.

         (iii) The Auction Agent may refuse to register a transfer of beneficial ownership of 2002 Series B Bonds from an Existing Owner to another person unless
(a) such transfer is pursuant to an Auction or (b) the Auction Agent has been notified in writing (I) in a notice in the form of Exhibit C to the Broker-Dealer Agreements by such Existing Owner, the Broker-Dealer or an Agent Member of such Existing Owner of such transfer, (II) in a notice in the form of

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

Exhibit D to the Broker-Dealer Agreements by the Broker-Dealer of any Person that purchased or sold such 2002 Series B Bonds in an Auction of the failure of such 2002 Series B Bonds to be transferred as a result of such Auction, or (III) in a notice from DTC regarding the results of mandatory tenders. In the event a notice referred to in the preceding clause (II) is received, the Auction Agent shall register the beneficial ownership of the 2002 Series B Bonds covered thereby in the name of the Existing Owner thereof prior to the Auction referred to in such notice. The Auction Agent shall not be required to accept any notice delivered pursuant to the terms of the foregoing sentence if received by the Auction Agent after 3:00 p.m. on the Business Day next preceding an Auction Date.

         (iv) The Auction Agent may request the Broker-Dealers, as set forth in the Broker-Dealer Agreements, to provide the Auction Agent with a list of their respective customers that such Broker-Dealers believe are Existing Owners of 2002 Series B Bonds. The Auction Agent shall not disclose such information so provided to any Person other than the Trustee, the Company and the Broker-Dealer that provided the same; provided, however, that the Auction Agent shall be authorized to disclose such information if (A) it is ordered to do so by a court of competent jurisdiction or by a regulatory, judicial or quasi-judicial agency or authority having the authority to compel such disclosure, (B) it is advised by its counsel that its failure to do so would be unlawful or (C) failure to do so would expose the Auction Agent to loss, liability, claim or damage for which it has been adequately indemnified.

         (d) In the event that the notice referred to in clause (vi) of paragraph (a) of the Settlement Procedures states an Auction Date that is subsequently changed, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of the new Auction Date not later than 9:15 a.m. on the earlier of the new Auction Date or the old Auction Date.

         (e) The Auction Agent shall deliver a copy of any notice received by it from the Trustee pursuant to clause (ii) of the foregoing paragraph (b) to the effect that an Event of Default has been cured or waived to the Broker-Dealers no later than the Business Day following its receipt thereof by telecopy or other electronic communication acceptable to the parties.

2.3 Auction Schedule. The Auction Agent shall conduct Auctions for the 2002 Series B Bonds in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent if directed in writing by the Company to reflect then currently accepted market practices for similar auctions. The Auction Agent shall give written notice of any such change to the Trustee, the Company and each Broker-Dealer. Such notice shall be given prior to the close of business on the Business Day next preceding the first Auction Date on which any such change shall be effective.

Time                                     Event
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
By 9:30 A.M                              Auction Agent advises the Broker-Dealers of the Minimum Auction Rate, the
                                         Maximum Auction Rate and the Index, as set forth in Section 2.2(b)(i)
                                         hereof.

9:30 A.M. - 1:00 P.M.                    Auction Agent assembles information communicated to it by Broker-Dealers as
(11:00 A.M in the case of a daily        provided in Section 2.02 of Auction Procedures Description.  Submission
Auction Period).                         Deadline is 1:00 P.M. (11:00 A.M. in the case of a daily Auction Period).


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

As soon as practical after 1:00 P.M.     Auction Agent makes determination pursuant to Section 2.03(b) of the
(by 11:30 A.M. in the case of a daily    Auction Procedures Description.
Auction Period)

By approximately 3:00 P.M. but not       Submitted Bids and Submitted Sell Orders are accepted and rejected and 2002
later than the close of business (by     Series B Bonds allocated as provided in Section 2.04 of Auction Procedures
12:00 Noon in the case of a daily        Description.  Auction Agent gives notice of Auction results as set forth in
Auction Period)                          Section 2.4 hereof.

2.4 Notice of Auction Results. Following such Auction, the Auction Agent shall follow the notification procedures set forth in paragraph (a) of the Settlement Procedures. In addition, promptly after making the determinations required by
Section 2.03 of the Auction Procedures Description on each Auction Date, the Auction Agent shall give notice of the Auction Rate to the Trustee and the Company by telephone (promptly confirmed in writing) or by telecopy or electronic communication acceptable to the parties and the Trustee shall promptly give notice to DTC of such Auction Rate.

2.5 Notices to Existing Owners. The Auction Agent shall be entitled to rely upon the address of each Existing Owner delivered by such Existing Owner in connection with any notice to Existing Owners required to be given by the Auction Agent.

2.6      Broker-Dealers.

         (a) On the Closing Date the Auction Agent shall enter into a Broker-Dealer Agreement with J. P. Morgan Securities Inc. The Auction Agent shall from time to time enter into such other Broker-Dealer Agreements as the Company shall request with written notice to the Trustee; provided, however, that such Broker-Dealer Agreement shall be effective with respect to an Auction only if the Auction Agent shall have received a manually signed copy of such Broker-Dealer Agreement at least five Business Days prior to such Auction.

         (b) The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed by the Company in writing with prior written notice to the Trustee.

2.7 Ownership of 2002 Series B Bonds. Neither the Company nor any Person controlled by the Company may submit any Order or Bid, directly or indirectly, in any Auction. The Auction Agent shall have no duty to monitor compliance with this Section 2.7.

2.8 Access to and Maintenance of Auction Records. The Auction Agent shall afford to the Trustee and its agents, independent public accountants and counsel, access at reasonable times during normal business hours to all books, records, documents and other information concerning the conduct and results of Auctions; provided that any such agent, accountant or counsel of the Trustee shall furnish


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

the Auction Agent with a letter from an Authorized Officer of the Trustee requesting that the Auction Agent afford such person access. Except as provided in Sections 3.1(d) and 5.1(b), the Auction Agent shall maintain records relating to any Auction for a period of two years after such Auction and such records shall, in reasonable detail, accurately and fairly reflect the actions taken by the Auction Agent hereunder. At the end of such two-year period the Auction Agent shall deliver such records to the Trustee if the Trustee so requests. The Auction Agent shall provide the Trustee with copies of any report the Auction Agent provides DTC concerning discrepancies between the records of the Auction Agent and DTC of the aggregate portions registered in each CUSIP number. The Auction Agent shall not be responsible for any actions of the Trustee or its agents, accountants or counsel for passing on confidential information as a result of access to the records of the Auction Agent.

Section 3.  The Auction Agent.

3.1      Duties and Responsibilities of the Auction Agent.

         (a) The Auction Agent is acting solely as agent of the Trustee and owes no duties, fiduciary or otherwise, to any other person by reason of this Auction Agreement, except as otherwise stated herein, and no implied duties, fiduciary or otherwise, shall be read into this Auction Agreement.

         (b) The Auction Agent and the Trustee undertake to perform such duties and only such duties as are expressly set forth herein, or expressly incorporated herein by reference pursuant to Section 2.1 hereof, to be performed by it, and no implied covenants or obligations shall be read into this Auction Agreement against the Auction Agent or the Trustee.

         (c) In the absence of bad faith or gross negligence on its part, the Auction Agent, whether acting directly or through agents or attorneys as provided in Section 3.2(d), shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been grossly negligent in ascertaining the pertinent facts necessary to make such judgment. In no event shall the Auction Agent be liable for special, indirect or consequential damages of any kind whatsoever (including but not limited to lost profits), even if the Auction Agent has been informed of the likelihood of such loss or damage, and regardless of the form of action or inaction.

         (d) Upon termination of this Auction Agreement, the Auction Agent shall promptly deliver to the Company, copies of the Auction records and accompanying documentation and any other documents referred to in Section 2.8 to the extent not previously delivered to the Trustee.

         (e) The Auction Agent shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity satisfactory to the Auction Agent; and (iii) not be responsible for or liable in any respect on account of the identity, authority or rights of any person executing or delivering or purporting to execute or deliver any document under this Auction Agreement or any Broker-Dealer Agreement.

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

         (f) Whenever in the administration of the provisions of this Agreement the Auction Agent shall deem in necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence or bad faith on the part of the Auction Agent, be deemed to be conclusively proved and established by a certificate signed by the Company, Trustee or Broker-Dealer, and delivered to the Auction Agent and such certificate, in the absence of gross negligence or bad faith on the part of the Action Agent, be deemed to be conclusively proved and established by a certificate signed by the Company, Trustee or Broker-Dealer, and delivered to the Auction Agent and such certificate, in the absence of gross negligence or bad faith on the part of the Auction Agent, shall be full warrant to the Auction Agent for any action taken, suffered or omitted by it under the provisions of this Agreement upon the faith thereof.

         (g) The Auction Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document.

         (h) Any corporation into which the Auction Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Auction Agent shall be a party, or any corporation succeeding to the business of the Auction Agent shall be the successor of the Auction Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where any instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

3.2 Rights of the Auction Agent.

         (a) The Auction Agent may conclusively rely upon, and shall be fully protected in acting or refraining from acting upon, any communication authorized hereby and upon any such written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or other document believed by it to be genuine. The Auction Agent shall not be liable for acting in good faith upon any such communication made by telephone or other electronic communication acceptable to the parties which the Auction Agent reasonably believes to have been given by the particular party or parties. To the extent permitted by law, the Auction Agent may record telephone communications with the Company, the Trustee and the Broker-Dealers, and each of such parties may record telephone communications with the Auction Agent.

         (b) The Auction Agent may consult with counsel of its choice (provided such selection is made with reasonable care) and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon. The Company shall pay or cause to be paid all reasonable counsel's fees and disbursements incurred by the Auction Agent in connection with the negotiation and execution of this Auction Agreement by the Auction Agent.

         (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

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

         (d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys and shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by it with due care.

3.3 Auction Agent's Disclaimer. The Auction Agent makes no representations as to and shall have no liability with respect to the correctness of the recitals therein, or the adequacy, accuracy or validity of this Auction Agreement, the Broker-Dealer Agreement, the Eleventh Supplemental Indenture or the Auction Rate Bonds or any offering document or agreement or instrument related thereto.

3.4 Compensation, Expenses and Indemnification of the Auction Agent.

         (a) The Company shall pay (a) to the Auction Agent on each Fee Payment Date a fee (the "Auction Agent Fee") equal to the product of (i) one one-hundredth of one percent (0.01%), and (ii) the aggregate outstanding principal amount of the 2002 Series B Bonds on such date, and (iii) in the case of the first Fee Payment Date and any Fee Payment Date which does not fall on an anniversary of the first Fee Payment Date, a fraction (x) the numerator of which is the actual number of days elapsed following but not including the Closing Date or the most recent Fee Payment Date, respectively, but in no case more than 360, and (y) the denominator of which is 360. The Company shall pay the Auction Agent Fee by wire transfer of immediately available funds to such account as the Auction Agent may designate.

         (b) The Company shall pay, upon request of the Auction Agent, the amount required to be paid by the Company pursuant to Section 3.2(b) hereof.

         (c) The Auction Agent Fee represents compensation for the services of the Auction Agent in conducting Auctions for the benefit of the beneficial owners of the 2002 Series B Bonds. The Auction Agent Fee may be adjusted from time to time with the approval of the Company upon a written request of the Auction Agent delivered to the Company.

         (d) The Company shall indemnify the Auction Agent, its directors, officers, agents and employees for, and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on its part arising out of or in connection with its agency under the Auction Agreement and Broker-Dealer Agreement, including the costs and expenses of defending itself, its directors, officers, agents and employees against any claim of liability in connection with its exercise or performance of any of its duties thereunder, except such as may result from its gross negligence or bad faith.

3.5 Broker-Dealer Fee.

         (a) While the 2002 Series B Bonds are in an Auction Period other than a daily Auction Period, on each Interest Payment Date following each Auction Date, each Broker-Dealer shall be entitled to receive an amount equal to the product of

         (x)      one-quarter of one percent (0.25%), multiplied by

         (y) (A) if an Auction was held on such Auction Date, the sum of the aggregate principal amount of 2002 Series B Bonds that were (1) the subject of a valid Hold Order of an Existing

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                  Owner submitted by such Broker-Dealer, (2) the subject of a
                  Submitted Bid of an Existing Owner submitted by such Broker-Dealer and continued to be held by such Existing Owner as a result of such Auction, (3) the subject of a Submitted Bid of a Potential Owner and were purchased by such Potential Owner as a result of such Auction and (4) deemed to be the subject of a Hold Order by an Existing Owner that were acquired by such Existing Owner from such Broker-Dealer, or

                  (B) if an Auction was not held on such Auction Date, the aggregate principal amount of Outstanding 2002 Series B Bonds that were acquired by an Existing Owner through such Broker-Dealer, multiplied by

         (z) a fraction, the numerator of which is (i) if the Auction Period is seven-days, 28-days, 35-days, three months or a Flexible Auction Period of 180 days or less, the actual number of days in the Auction Period next succeeding such Auction Date or (ii) if the Auction Period is six months or a Flexible Auction Period of more than 180 days, the number of days in the Auction Period next succeeding such Auction Date, calculated on the basis of twelve 30 day months in a year, and in either case the denominator of which is 360.

         (b) If the 2002 Series B Bonds are in a daily Auction Period each Broker-Dealer shall be entitled to receive on each Interest Payment Date an amount equal to the sum calculated for each Auction Period in the preceding month of the product of:

         (x)      one-quarter of one percent (0.25%), multiplied by

         (y) the aggregate principal amount of 2002 Series B Bonds for each Auction Period that were (1) the subject of a valid Hold Order submitted by such Broker-Dealer, (2) the subject of a Submitted Bid of an Existing Owner submitted by such Broker-Dealer and continued to be held by such Existing Owner as a result of such Auction, (3) the subject of a Submitted Bid of a Potential Owner submitted by such Broker-Dealer and were purchased by such Potential Owner as a result of such Auction, (4) deemed to be the subject of a Hold Order by an Existing Owner that were acquired by such Existing Owner from such Broker-Dealer and (5) if an Auction was not held for any Auction Period, the aggregate principal amount of Outstanding Bonds that were acquired by an Existing Owner through such Broker-Dealer, multiplied by

         (z) a fraction, the numerator of which is the number of days in the Auction Period and denominator of which is 360.

         (c) The Broker-Dealer Fee shall be calculated by the Auction Agent, and shall be conclusive absent manifest error. Such amounts shall be communicated by the Auction Agent to the Company and the Trustee by 4:00 p.m., New York City time, on the Business Day immediately preceding each Interest Payment Date. On or before 10:00 A.M. on each Interest Payment Date, the Company shall pay to the Trustee the amount due to the Broker-Dealer. By noon on each Interest Payment Date, the Trustee shall deliver to the Auction Agent the amount constituting the Broker-Dealer Fee, by wire transfer of immediately available funds to such account as the Auction Agent may designate. The amount constituting the Broker-Dealer Fee shall be held by the Auction Agent on behalf of the Broker-Dealer, and immediately upon receipt of such Fee, the Auction Agent shall deliver such Fee to the Broker-Dealer, pursuant to the written instructions of the Broker-Dealer. If any Existing Owner who acquired 2002 Series B Bonds through a Broker-Dealer transfers any such 2002 Series B Bonds to another Person other than pursuant to an Auction, the Broker-Dealer for the 2002 Series B Bonds so transferred shall continue to be the Broker-Dealer with respect to such 2002 Series B Bonds; provided, however, that if the transfer was effected by, or if the transferee is, another Person who has met the requirements specified in the definition of "Broker-Dealer" contained in the 2002 Series B Bonds and executed a Broker-Dealer Agreement, such Person shall be the Broker-Dealer for such 2002 Series B Bonds.

Section 4. Representations and Warranties of the Trustee. The Trustee hereby represents and warrants that:

         (a) this Auction Agreement has been duly and validly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding limited obligation of the Trustee;

         (b) neither the execution and delivery of this Auction Agreement, the consummation of the transactions contemplated hereby nor the fulfillment of or compliance with the terms and conditions of this Auction Agreement will conflict with, or violate or result in a breach of the terms, conditions or provisions of, or constitute a default under the organizational documents of the Trustee, any law or regulation, any order or decree of any court or public authority or corporation having jurisdiction over such party, or any mortgage, resolution, contract, agreement or undertaking to which the Trustee is a party or by which it is bound; and

         (c) any approvals, consents and orders of any governmental corporation, legislative body, board, agency or commission having jurisdiction over the Trustee which would constitute a condition precedent to or the absence of which would materially adversely affect the due performance by the Trustee of its obligations under this Auction Agreement have been obtained.

Section 5.  Miscellaneous.

5.1  Term of Agreement.

         (a) This Auction Agreement shall remain in effect until (i) all 2002 Series B Bonds are redeemed, paid or purchased and cancelled, (ii) the 2002 Series B Bonds are no longer held by DTC in book-entry form, (iii) this Auction Agreement shall be terminated as provided in this Section 5.1, or (iv) the Auction Agent is removed as provided in this Section 5.1. The Trustee shall, upon the written direction of the Company, remove the Auction Agent; provided that a successor Auction Agent has been appointed. The Auction Agent may terminate this Auction Agreement by giving at least ninety (90) days notice to the Company and the Trustee, who shall give notice of the same to each Broker-Dealer. In the event the Auction Agent has not been compensated for its services rendered hereunder, the Auction Agent may terminate this Auction Agreement by giving at least thirty (30) days notice to the Company and the Trustee (who shall give notice of the same to each Broker-Dealer and the Bond Insurer), and upon the expiration of such thirty (30) days, the Auction Agent may resign even if a successor Auction Agent has not been appointed.

         (b) Except as otherwise provided in this paragraph (b), the respective rights and duties of the Trustee and the Auction Agent under this Auction Agreement shall cease upon termination of this Auction Agreement. The representations and warranties of the Trustee contained herein, and the rights of the Auction Agent under Sections 3.2 and 3.4 hereof, shall survive the termination hereof. Upon termination of this Auction Agreement, the Auction Agent shall be deemed to have resigned as Auction Agent under each of the Broker-Dealer Agreements and shall promptly deliver to the Company copies of all books and records maintained by it in connection with its duties hereunder.

5.2 Communications. Except for (a) communications authorized to be by telephone pursuant to this Auction Agreement or the Auction Procedures and (b) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or other electronic communication acceptable to the parties) and shall be given to such party, addressed to it, at its address, telecopy number or e-mail address set forth below:

If to the Trustee, addressed:    U.S. BANK NATIONAL ASSOCIATION
                                 1420 Fifth Avenue, 7th Floor
                                 Mail Stop WWH1022
                                 Seattle, Washington  98101
                                 Attention:  Corporate Trust Services
                                 Telecopier Number:  (206) 344-4632
                                 Telephone Number:  (206) 344-4674


If to the Auction Agent,
addressed:                       BANKERS TRUST COMPANY
                                 100 Plaza One
                                 6th Floor
                                 Jersey City, New Jersey  07311
                                 Attention:  Auction Rate Team
                                 Telecopier Number:  (201) 593-6447
                                 Telephone Number:  (201) 860-6881

If to the Company addressed:     CHUGACH ELECTRIC ASSOCIATION, INC.
                                 5601 Minnesota Drive
                                 Anchorage, Alaska  99518
                                 Attention: Executive Manager, Finance and
                                              Energy Supply
                                 Telecopier Number:  (907) 762-4514
                                 Telephone Number:  (907) 762-4790
or such other address, telecopier number or e-mail address as such party may hereafter specify for such purpose by notice to the other parties. Each such notice, request or communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopier number specified herein or
(b) if given by any other means, when delivered at the address specified herein. Communications shall be given on behalf of the parties hereto by one of their respective Authorized Officers.

5.3 Entire Agreement. This Auction Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or inferred, between the parties relating to the subject matter hereof.

5.4 Benefits; Successors and Assigns. This Auction Agreement shall be binding upon, inure to the benefit of and be enforceable by the Trustee and the Auction Agent and their respective successors and assigns. Nothing herein, express or implied, shall give to any person, other than the Trustee and the Auction Agent and their respective successors or assigns, any benefit of any legal or equitable right, remedy or claim hereunder, except as otherwise expressly stated, other than the rights expressly granted to the Company herein.

5.5  Amendment, Waiver.

         (a) This Auction Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by written instrument signed by a duly authorized representative of both parties hereto, and consented to in writing by a duly authorized representative of the Company.

         (b) The failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall constitute a waiver of any such right or remedy with respect to any subsequent breach.

5.6 Severability. If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court or competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

5.7 Execution in Counterparts. This Auction Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

5.8 Governing Law. This Auction Agreement shall be governed by and construed in accordance with the laws of the State of New York.

5.9 Ratings. The Trustee shall, upon obtaining actual knowledge of a change in the prevailing ratings of the Auction Rate Bonds, notify the Auction Agent of the new prevailing ratings on the Auction Rate Bonds and of the Auction Mode Multiple by facsimile transmission prior to 9:00 a.m. on the first Auction Date following such change.

         IN WITNESS WHEREOF, the parties hereto have caused this Auction Agreement to be duly executed and delivered by their proper and duly Authorized Officers as of the date first above written.

                        U.S. BANK NATIONAL ASSOCIATION, as Trustee




                        By:
                               ----------------------------------------------
                                               Authorized Signatory

                        BANKERS TRUST COMPANY,
                        as Auction Agent




                        By:
                               ----------------------------------------------
                                               Authorized Signatory

         The Trustee is hereby directed to appoint Bankers Trust Company, as Auction Agent, pursuant to this Auction Agreement. The Company hereby acknowledges its obligations under Sections 2.2(a), 2.2(b)(i), 3.4 and 3.5 hereof.

                        CHUGACH ELECTRIC ASSOCIATION, INC.




                        By:
                               ----------------------------------------------
                                               Authorized Signatory

                                    EXHIBIT A

                         Form of Broker-Dealer Agreement


        See Exhibit 4.17 of Amendment No. 1 to the Registration Statement for which this Auction Agreement is filed as an exhibit.

                                    EXHIBIT B

                              SETTLEMENT PROCEDURES

         (a) On each Auction Date, the Auction Agent shall notify by telephone or other electronic communication acceptable to the parties each Broker-Dealer that participated in the Auction held on such Auction Date and submitted an Order on behalf of any Existing Owner or Potential Owner of:

         (i) the Auction Rate on the 2002 Series B Bonds fixed for the succeeding Auction Period or, in the case of 2002 Series B Bonds in a daily Auction Period, the Auction Rate on the 2002 Series B Bonds fixed for the current Auction Period;

         (ii) whether Sufficient Clearing Bids existed for the determination of the Winning Bid Rate;

         (iii) if such Broker-Dealer submitted a Bid or a Sell Order on behalf of an Existing Owner, whether such Bid or Sell Order was accepted or rejected, in whole or in part, and the principal amount of 2002 Series B Bonds, if any, to be sold by such Existing Owner;

         (iv) if such Broker-Dealer submitted a Bid on behalf of a Potential Owner, whether such Bid was accepted or rejected, in whole or in part, and the principal amount of 2002 Series B Bonds, if any, to be purchased by such Potential Owner;

         (v) if the aggregate principal amount of 2002 Series B Bonds to be sold by all Existing Owners on whose behalf such Broker-Dealer submitted Bids or Sell Orders is different from the aggregate principal amount of 2002 Series B Bonds to be purchased by all Potential Owners on whose behalf such Broker-Dealer submitted a Bid, the name or names of one or more other Broker-Dealers (and the Agent Member, if any, of each such other Broker-Dealer) and the principal amount of 2002 Series B Bonds to be (A) purchased from one or more Existing Owners on whose behalf such other Broker-Dealers submitted Bids or Sell Orders or (B) sold to one or more Potential Owners on whose behalf such Other Broker-Dealers submitted Bids; and

         (vi) the immediately succeeding Auction Date.

         (b) On each Auction Date, each Broker-Dealer that submitted an Order on behalf of any Existing Owner or Potential Owner shall:

         (i) advise each Existing Owner and Potential Owner on whose behalf such Broker-Dealer submitted a Bid or Sell Order whether such Bid or Sell Order was accepted or rejected, in whole or in part;

         (ii) instruct each Potential Owner on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, to instruct such Potential Owner's Agent Member to pay to such Broker-Dealer (or its Agent Member) through DTC the amount necessary to purchase the principal amount of 2002 Series B Bonds to be purchased pursuant to such Bid (including, with respect to the 2002 Series B Bonds in a daily Auction Period, accrued interest if the purchase date is not an Interest Payment Date for such 2002 Series B Bonds) against receipt of such principal amount of 2002 Series B Bonds;

         (iii) instruct each Existing Owner on whose behalf such Broker-Dealer submitted a Sell Order that was accepted or a Bid that was rejected, in whole or in part, to instruct such Existing Owner's Agent Member to deliver to such Broker-Dealer (or its Agent Member) through DTC the principal amount of 2002 Series B Bonds to be sold pursuant to such Bid or Sell Order against payment therefor;

         (iv) advise each Existing Owner on whose behalf such Broker-Dealer submitted an Order and each Potential Owner on whose behalf such Broker-Dealer submitted a Bid of the Auction Rate for the next succeeding Auction Period or, in the case of 2002 Series B Bonds in a daily Auction Period, the Auction Rate for the current Auction Period;

         (v) advise each Existing Owner on whose behalf such Broker-Dealer submitted an Order of the Auction Date of the next succeeding Auction; and

         (vi) advise each Potential Owner on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, of the Auction Date of the next succeeding Auction.

         (c) On the basis of the information provided to it pursuant to paragraph (a) above, each Broker-Dealer that submitted a Bid or Sell Order shall allocate any funds received by it pursuant to subparagraph (b) (ii) above, and any 2002 Series B Bonds received by it pursuant to (b) (iii) above, among the Potential Owners, if any, on whose behalf such Broker-Dealer submitted Bids and the Existing Owners, if any, on whose behalf such Broker-Dealer submitted Bids or Sell Orders and any Broker-Dealer identified to it by the Auction Agent pursuant to subparagraph (a)(v) above.

         (d) On the Business Day after the Auction Date or, in the case of 2002 Series B Bonds in a daily Auction Period, on such Auction Date, DTC shall execute the transactions described above, debiting and crediting the accounts of the respective Agent Members as necessary to effect the purchase and sale of 2002 Series B Bonds as determined in the Auction.













                                      B-2